Exhibit  2.6


                              PITTSTON COAL COMPANY
                              448 N. E. Main Street
                             Lebanon, Virginia 24266

                                December 13, 2002

Paramont Coal Company Virginia, LLC
c/o Alpha Natural Resources, LLC
406 West Main Street
Abingdon, Virginia 24212

Ladies and Gentlemen:

     Reference is made to the Asset Purchase Agreement (the "Agreement"), dated as of October 29, 2002, as amended to but not including the date hereof, by and between Pittston Coal Company ("PCC") and Paramont Coal Company Virginia, LLC ("Buyer"). Capitalized terms used herein without definition shall have the meanings ascribed to them in the Agreement.

     PCC and Buyer desire to amend certain provisions of the Agreement and, in consideration of the mutual covenants, conditions and agreements set forth herein and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto agree as follows:

     1. Section 1.82 of the Agreement is deleted in its entirety and replaced with the following:

         "1.82    Purchase Price.

                  "Purchase Price" shall mean the cash amount of $12,296,687 (which amount shall include $620,000 for the Parts, Fuel and Supplies Inventory, $1,640,000 for the Coal Inventory, $55,000 for one continuous miner, $250,000 for one helicopter and $1,483,206 for the VC 5 Estimate), plus the Promissory Note, subject to the adjustment provided for in Section 2.2(b).


     2. A new Section 1.107 of the Agreement is inserted into the Agreement as follows:

         "1.107   Subleases.

                  "Subleases" shall have the meaning set forth in Section 2.13(a) hereof."

     3. Notwithstanding anything in the Agreement to the contrary, each of PCC and Buyer agree that for purposes of Sections 2.1 and 2.3 of the Agreement only, none of the Equipment listed on Schedule 1.37(b) attached to the Agreement shall constitute Purchased Assets.

     4. Notwithstanding anything in the Agreement to the contrary, each of PCC and Buyer agree that Buyer shall have caused the applicable Asset Sale Companies to

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         purchase the Equipment specifically  identified under the heading
         "Transamerica    Equipment"   on   Schedule   1.37(b)   (the
         "Transamerica Equipment"). Simultaneously with the Closing, PCC shall cause the applicable Asset Sale Companies to transfer to Buyer, and Buyer shall acquire, the Transamerica Equipment from such Asset Sale Companies pursuant to a bill of sale. Each of PCC and Buyer agrees that the Purchase Price Set forth in Section 1.82 includes all amounts that Buyer owes PCC or the Asset Sale Companies for the Transamerica Equipment upon its purchase by the applicable Asset Sale Companies from Transamerica, including one-half of the lease breakage fee. PCC acknowledges its responsibility to pay $3,672.13 to Transamerica, which is one-half of such lease breakage fee.

     5. Each of Buyer and PCC agree that the VC 5 Estimate shall mean $1,482,206 and that the Final VC 5 Cost shall be equal to the VC 5 Estimate. Buyer hereby acknowledges that PCC has delivered documentation reasonably acceptable to Buyer detailing and supporting the VC 5 Estimate in accordance with Section 2.2(a) of the Agreement. Buyer hereby acknowledges that PCC has delivered documentation reasonably acceptable to Buyer detailing and supporting the Final VC 5 Cost in accordance with Section 2.2(b) of the Agreement.

     6. Each of PCC and Buyer agree that in satisfaction of Section 2.12 of the Agreement, the face amount of the Promissory Note shall be fixed at $2,516,882.

     7. A new Section 2.14 of the Agreement is inserted into the Agreement as follows:

         2.14     Subleases.

                  (a) Each of PCC and Buyer agree that at the Closing, Buyer shall sublease the Equipment set forth on Schedule 1.37(b) attached to the Agreement (other than the Transamerica Equipment) from the applicable Asset Sale Company pursuant to the subleases substantially in the forms attached hereto as Exhibits A-1, A-2, A-3, A-4 and A-5 (the "Subleases").

                  (b) At the Closing, PCC shall cause the applicable Asset Sale Company to, and Buyer shall execute and deliver the Subleases.

     8. Sections 5.6(b) and (c) of the Agreement are deleted in their entirety and replaced with the following:

                  "(b) Prior to the Closing Date: (i) Buyer shall deliver a copy to PCC of the filing that is necessary to cause the applicable Governmental Authority to transfer any one of the Permits (the "Initial Filing") to Buyer in accordance with Law, in a form that satisfies all requirements of the applicable Governmental Authority; and (ii) following approval by PCC, Buyer shall file the Initial Filing with the appropriate Governmental Authority.

                  (c) Promptly following the Closing Date through the application of best efforts, and in any event no later than 30 days after the Closing, Buyer shall

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         make all filings other than the Initial Filing with the appropriate
         Governmental Authorities necessary to transfer the Permits to Buyer in accordance with Law and thereafter, as required by Law, shall post replacement bonds."


     9.   PCC and Buyer agree that the completion of the actions set forth in
          Section 4 and 7 of this letter agreement that are required to be completed by Buyer shall be deemed to satisfy all of Buyer's obligations: (i) to obtain the consent of the applicable third party lessor in accordance with Section 5.4 and Section 6.1(e) of the Agreement; and (ii) with respect to such Equipment leases pursuant to
          Section 5.6(g) of the Agreement (with the exception of the Equipment being leased from Deere Credit, Inc. pursuant to leases expiring in
          2004).

     10. The Schedules to the Agreement are hereby amended and restated in their entirety as attached hereto as Exhibit A.

     11. Except as amended by this letter agreement, the Agreement shall continue in full force and effect.

     12. This letter agreement may be executed in two or more counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument. Any executed counterpart of this letter agreement or other signature hereto delivered by a party by facsimile shall be deemed for all purposes as being good and valid execution and delivery of this letter agreement by such party.


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Sincerely,

PITTSTON COAL COMPANY


By:      /s/ Michael D. Brown
         -----------------------------------
Name:    Michael D. Brown
Title:   Vice President - Development
         and Technical Resources

ACKNOWLEDGED AND AGREED:

PARAMONT COAL COMPANY VIRGINIA, LLC


By:      /s/ Michael J. Quillen
         -----------------------------------
Name: Michael J. Quillen
Title:   Attorney-in-fact




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